UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2008

HEARTWARE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52595	26-3636023
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 Newbury Street Framingham, MA	01701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 508.739.0950

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01Regulation FD Disclosure

On December 5, 2008 Australian Eastern Standard Time (December 4, 2008 US Eastern Standard Time), HeartWare International, Inc. (ASX: HIN) announced, via an Australian Securities Exchange (“ASX”) announcement, the completion of patient enrolment in the international clinical trial of the HeartWare® Ventricular Assist System (HVAD™). A total of 50 patients were enrolled in the trial across 5 participating centres in Europe and Australia.

The 50 patients who have been implanted with the HeartWare® HVAD have been supported by the system for an average of 250 days each. A total of 12 patients have received heart transplants after being supported for an average of 266 days each. Three patients had their device removed after recovery of their heart function. Four patients died on support within the first 180 days of their implant. One additional patient death occurred beyond 180 days. 31 patients have successfully met the endpoint of the trial (180 days or transplant). A further 15 patients remain on support but have yet to reach the 180 day endpoint.

HeartWare’s application to apply the CE Mark to the HeartWare® System was based on data from the first 25 patients and this data is presently under independent clinical review. HeartWare reiterates its expectation that CE Mark will be granted in the weeks ahead. With the completion of the international trial, HeartWare’s two core areas of focus are now to manage the Company’s US clinical trial and, in parallel, to drive an effective commercial launch and subsequent rollout in Europe and Australia following receipt of CE Mark.

A complete copy of the announcement is attached as an exhibit.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 ASX announcement dated December 5, 2008, Australian Eastern Standard Time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HeartWare Limited

Date: December 04, 2008

By: /s/ David McIntyre
Name: David McIntyre
Title: Chief Financial Officer and Chief Business Officer